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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

            INVESCO VAN KAMPEN ADVANTAGE MUNICIPAL INCOME TRUST II

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Advantage Municipal Income Trust II (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect three Class I Trustees, by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                    Votes      Votes
         Matter                                      For      Against
         ------                                   ---------- ---------
         (1). David C. Arch...................... 39,648,807 1,637,744
              Jerry D. Choate.................... 39,818,341 1,468,210
              Suzanne H. Woolsey................. 39,723,008 1,563,543

The Meeting was adjourned until August 14, 2012, with respect to the following proposal:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matter were as follows:

                                            Votes     Votes   Votes   Broker
 Matter                                      For     Against Abstain Non-Votes
 ------                                   ---------- ------- ------- ----------
 (1). Common Shares...................... 23,361,603 723,474 635,507 17,197,864
      Preferred Shares...................      2,310       0       0          0